Exhibit 99.1
Sparton Corporation Announces the Election of Dr. Lynda Yang to the Board of Directors
Jackson, Michigan — August 30, 2007 — Electronic Design and Manufacturing Service (EMS) provider, Sparton Corporation (NYSE:SPA), elects Dr. Lynda J. — S. Yang to the Sparton Board of Directors at its August 30, 2007 meeting.
Sparton Corporation’s Board of Directors at its August 30, 2007, meeting voted to expand its board from its current nine directors to ten directors. With the creation of the new directorship position, Dr. Lynda J. — S. Yang was appointed by the Board of Directors to serve as a director for a term to expire in October 2007. Dr. Yang will stand for re-election at the fiscal 2007 Annual Shareowners’ meeting for a term of three years, which will expire in 2010.
Dr. Yang is a neurosurgeon and faculty member at the University of Michigan, specializing in peripheral nerve surgery. She received her M.D., Ph.D. from The Johns Hopkins School of Medicine.
About Sparton Corporation
Sparton Corporation (NYSE:SPA) now in its 107th year, provides high mix, low to medium volume electronics design and manufacturing services utilizing seven manufacturing locations encompassing over 800,000-sq. ft. In addition to strong core surface mount technology (SMT) and plated through-hole (PTH), printed circuit board assembly (PCBA) and complete assembly manufacturing capabilities, Sparton offers a complete range of pre-manufacturing and post-manufacturing services. Pre-manufacturing services include product development, concurrent engineering, design for test (DFT), design for manufacturing (DFM), design for assembly (DFA), printed circuit board design and quick-turn prototyping. Post-manufacturing services range from repair depot, direct ship, distribution management to field support.
Safe Harbor and Fair Disclosure Statement
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: To the extent any statements made in this release contain information that is not historical, these statements are essentially forward-looking and are subject to risks and uncertainties, including the difficulty of predicting future results, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). The matters discussed in this press release may also involve risks and uncertainties concerning Sparton’s services described in Sparton’s filings with the SEC. In particular, see the risk factors described in the Company’s most recent Form 10K and Form 10Q. Sparton assumes no obligation to update the forward-looking information contained in this press release.
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